Exhibit 10.1

WebMD ENVOY AGREEMENT FOR VENDORS

THIS AGREEMENT is by and between ENVOY Corporation d/b/a WebMD ENVOY (“WebMD”) and MD Technologies, Inc (“Vendor”). For adequate consideration, the receipt of which is hereby acknowledged by each of WebMD and Vendor, intending to be legally bound, mutually agree to the following terms and conditions:

1. Definitions

For all purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean any entity owned or controlled by, under common ownership or control with, or which owns or controls, either party to this Agreement or any of its subsidiaries.

1.2 “Annual Service Fees” shall mean the charge imposed by WebMD each year on Vendor as set forth in Exhibit A hereto for use by Vendor of the WebMD Services during each 12 month period of the term of this Agreement commencing on the Effective Date.

1.3 “Billing Services” shall mean an entity or person that bills on behalf of a physician, dentist or lab practice on an outsourced or contracted basis; provided, however, no WebMD Competitor, clearinghouse, POMIS vendor, or aggregator or processor of healthcare electronic transactions shall be a Billing Service for purposes hereof.

1.4 “Direct Transaction” shall mean a Transaction that is submitted directly to Vendor by Vendor’s Customer. For avoidance of doubt, a Transaction that is received by Vendor from any clearinghouse, POMIS vendor, or aggregator or processor of Transactions, including, without limitation, a WebMD Competitor, shall not constitute a Direct Transaction.

1.5 “Effective Date” shall mean the date this document is signed by WebMD.

1.6 “WebMD Materials” shall mean all specifications and materials (including but not limited to any and all training materials, Specifications, designs and design documents, information manuals, and all other documentation) pertaining to WebMD Products and WebMD Services supplied by WebMD.

1.7 “WebMD Products” shall mean all equipment, hardware, firmware, and software (whether in source or object code form), and all modifications, updates, enhancements, or replacements for any of the foregoing furnished to Vendor by WebMD, including but not limited to that which is specified below:

☐ WebMD Companion	☐ WebMD Genesis	☐ Other ___________

1.8 “WebMD Services” shall mean those transaction services selected below by Vendor to be performed by WebMD from time to time for Vendor or Vendor’s Customers:

(a) “Batch Transactions” shall main the following:

☐ Hospital Claims	☐ Electronic Remittance Advice (“ERA”)
☐ Dental Claims	☐ Rosters
☒Medical Claims	☐ Encounters
☐ Other

(b) “Real-Time Transactions” shall mean the following categories of transmissions, which are initiated, processed and a response returned to the initiating entity during the same telecommunications session:

☐ Eligibility Verification ☐ Referral Submission ☐ Referral Inquiry ☐ Referral Verification/Authorization	☐ Quick Claims/Encounters ☐ Credit Card and Check Guarantee Services ☐ Other

(c) Miscellaneous:

☐ Patient Statements ☐ Direct Provider Billing Service ☐ Other (specify)

1.9 “Payers” shall mean the following entities, which receive electronic healthcare transactions, submitted by Vendor’s Customers through the WebMD Services as identified from time to time by WebMD:

(a) “WebMD Participating Payers” shall mean Payers which pay WebMD’s standard fees to receive electronic healthcare transactions from the WebMD Services or are otherwise designated by WebMD as a WebMD Participating Payer; and

(b) “WebMD Non-Participating Payers” shall mean Payers who do not pay WebMD fees to receive electronic healthcare transactions from the WebMD Services or are otherwise designated by WebMD as a WebMD Non-Participating Payer.

1.10 “Per Transaction Fees” shall mean the charges imposed for Transactions as set forth in Exhibit A hereto.

1.11 “Specifications” shall mean the specifications in effect from time to time as applicable to each specific Transaction and similar documentation relating to the WebMD Services.

1.12 “Transactions” shall mean transactions submitted by Vendor or Vendor’s Customers to the WebMD Services, whether or not Payer accepts or favorably adjudicates such transactions.

1.13 “Vendor’s Customers” shall mean pharmacies, physicians, hospitals, dentists, laboratories or other medical service providers, or Billing Services, who, pursuant to written contracts with Vendor in accordance with this Agreement, have the right to effect transmission of Transactions through the WebMD Services; provided; however, no WebMD Competitor, clearinghouse, POMIS vendor, or aggregator or processor of healthcare electronic transactions shall be a Vendor’s Customer for purposes hereof.

1.14 “Vendor’s System” shall mean the facility (other than the WebMD Products) incorporating the Specifications licensed hereunder, which facility is furnished by Vendor for purposes of enabling Vendor’s Customers to use the WebMD Services.

1.15 “WebMD Competitor” shall mean an entity that offers electronic interchange or transaction processing services and/or products similar in kind or type to those offered by WebMD, including, without limitation, those identified in this Agreement.

2. Vendor’s Rights to WebMD Services

2.1 Subject to the terms and conditions of this Agreement, WebMD grants to Vendor a non-exclusive and non-transferable license for the term of this Agreement to (a) use the Specifications for the development of Vendor’s System and (b) sublicense to Vendor’s Customers the use of the WebMD Services through Vendor’s System or through the WebMD Products (if selected pursuant to Section 1.7 hereof) only in compliance with the applicable Specifications. This license is valid for use of the WebMD Services only at physical sites owned or managed by or under the control of Vendor and/or Vendor’s Customers solely for Transactions generated by Vendor and/or Vendor’s Customers. No rights are granted to the WebMD Services except as explicitly set forth in this Agreement.

2.2 WebMD may from time to time in its sole discretion, without liability to Vendor or Vendor’s Customers, suspend, revise, modify or update any part of the WebMD Services; provided, however, that WebMD shall notify Vendor of any such event, either electronically or in writing, with reasonable promptness after determining that such event will occur. WebMD shall furnish Vendor with appropriate WebMD Materials (and, if applicable, modifications to the WebMD Products) in connection therewith in a manner reasonably calculated to allow implementation and testing by Vendor before the effective date of such event.

3. Vendor’s Rights to WebMD Products

If the applicable box in Section 1.7 hereof has been marked, Vendor also shall have a non-exclusive and non-transferable license for the term of this Agreement to use, sublicense and distribute the specified WebMD Products to Vendor’s Customers pursuant to the following provisions:

3.1 WebMD hereby grants to Vendor a limited right to use the specified WebMD Product(s) for the term of this Agreement and authorizes Vendor to provide a limited right to use the WebMD Products directly to Vendor’s Customers or, at the request of Vendor, WebMD agrees to provide to Vendor’s Customers a limited right to use the WebMD Products, solely for the purposes of facilitating use of the WebMD Services by Vendor or Vendor’s Customers in compliance with the procedures and guidelines regarding the use of the WebMD Products as set forth in the Specifications accompanying the WebMD Products and subject to Section 6.6 hereof. In furtherance hereof:

(a) In the event that Vendor elects to provide WebMD Products directly to Vendor’s Customers, Vendor shall effect such delivery without modification of the WebMD Products or accompanying documentation except that Vendor may modify documentation if such modification is approved in advanced in writing by WebMD.

(b) In the event Vendor requests WebMD to deliver the WebMD Products to Vendor or Vendor’s Customers, the initial delivery shall be F.O.B. origin via a nationally recognized delivery carrier following receipt by WebMD of the applicable order form. Any applicable taxes and shipping, insurance and delivery charges associated with the delivery and any subsequent return of the WebMD Products, or any portion thereof, may be separately charged by WebMD. Upon delivery of a WebMD Product to a carrier pursuant to this subsection, Vendor assumes the risk of loss, damage or destruction with respect to such WebMD Product, except where attributable to the negligence or wrongful action of WebMD or to ordinary wear and tear until redelivery to WebMD.

3.2 Vendor will pay WebMD upon demand any remaining balance owed for WebMD Products and the reduced value of any WebMD Products which are not returned to WebMD or returned and have suffered damage for which Vendor is responsible hereunder.

3.3 Vendor shall be responsible for the deployment, delivery, training, marketing and distribution of the WebMD Products to Vendor’s Customers. Vendor shall maintain adequate facilities and personnel to accomplish such tasks, and Vendor shall ensure that all documentation required by WebMD in conjunction with its delivery of the WebMD Products to end-users of such WebMD Product(s) are executed by each such Vendor’s Customer prior to permitting such Vendor’s Customer to use the WebMD Products. WebMD shall provide reasonable training to Vendor’s staff responsible for the deployment, enrollment requirements, equipment setup, equipment use and functionality, and customer support capability for the use by Vendor’s Customers of the WebMD Products. Training shall be conducted in a group setting for all Vendor staff who will be participating in the deployment of the WebMD Products to Vendor’s Customers, with a specific training schedule to be agreed upon jointly between Vendor and WebMD.

3.4 During the term of this Agreement, WebMD shall provide direct replacement service (hereinafter “DRS”) for WebMD Products furnished hereunder on the following terms and conditions:

(a) Upon notification that a WebMD Product is not functioning, WebMD will promptly ship to Vendor or the applicable Vendor’s Customer a replacement WebMD Product. Upon receipt of the replacement WebMD Product, Vendor’s Customers shall promptly return the non-functioning WebMD Product to WebMD.

(b) The DRS does not cover WebMD Products which have been modified, altered or supplemented without WebMD’s prior written approval or which have been damaged following receipt by Vendor or Vendor’s Customers.

(c) In the event that Vendor implements the DRS for a WebMD Product under circumstances in which such service is inapplicable either as a consequence of the returned WebMD Product being, in actuality, a functioning WebMD Product or as a consequence of Section 3.4(b) hereof, WebMD shall have the right to charge Vendor for all costs incurred by WebMD in connection with such event, including insurance and freight charges.

3.5 WebMD reserves the right to make substitutions and modifications to WebMD Products and any and all portions thereof, provided that such substitutions or modifications will not materially and adversely affect the performance of the WebMD Products, and Vendor is furnished reasonable advanced notice thereof.

4. Fees

4.1 The first year’s Annual Service Fee is payable to WebMD upon execution by Vendor of this Agreement and shall be for services during the one year period following the Effective Date. In addition, on or about thirty (30) days prior to each anniversary of the Effective Date, WebMD shall invoice Vendor for the Annual Service Fee for each subsequent year.

4.2 Invoices for WebMD Products and WebMD Services hereto will be submitted by WebMD to Vendor on or about the 15th day of each calendar month with respect to use of the WebMD Products and WebMD Services during the preceding month. Each WebMD invoice for Per Transaction Fees shall identify the Transaction types, volumes and applicable total charge represented by the amount invoiced.

4.3 The foregoing fees and any other charges or financial terms of this Agreement are subject to increase or modification by WebMD no more than once each calendar year during the term of this Agreement, provided that WebMD shall give Vendor at least ninety (90) days prior written notice of any such modification. Vendor may terminate this Agreement if within thirty (30) days of the date of WebMD’s notice of such modification of financial terms, Vendor delivers notice of its intent to terminate and WebMD fails to withdraw the modification of financial terms within thirty (30) days of Vendor’s delivery of such notice.

4.4 Notwithstanding the foregoing:

(a) WebMD shall be entitled at any time without prior notice to pass through any increase in communications tariffs related to the WebMD Services, including, without limitation, government imposed access fees, fees resulting from changes in regulation or statute, or access fees and/or other similar fees assessed against WebMD and outside of WebMD’s reasonable control. Upon request, WebMD shall make available to Vendor, documentation relating to these pass through fees in connection with the WebMD Services; and

(b) If a third party charges an access fee to WebMD related to any of the WebMD Services, WebMD reserves the right to request at any time a price increase for such WebMD Services and, if Vendor fails to accept such price increase, WebMD shall have the right to terminate the use by Vendor and/or Vendor’s Customers of such WebMD Services on at least thirty (30) days prior notice.

4.5 All invoices issued under this Agreement shall be sent to Vendor’s address as designated in writing by Vendor or, if not so designated, to the address set forth for Vendor in the signatory section of this Agreement. Payment for each invoice shall be due within thirty (30) days of the date of such invoice, except as otherwise provided for in this Agreement. If Vendor fails to make payment with respect to any invoice by its due date, such invoice shall be deemed delinquent and a late charge equivalent to 1½% per month, or the maximum rate permitted by applicable law if less, of the unpaid balance shall be payable for each month, or portion thereof, during which the delinquency remains outstanding. WebMD reserves the right to suspend use of the WebMD Services at any time if past due invoices are not paid within ten (10) days following notice by WebMD of such past due amounts, and all costs of collection, including reasonable attorneys’ fees, shall be paid by Vendor.

4.6 Any technical support, software customization or training services requested in writing by Vendor which are not required to be performed by WebMD hereunder shall be subject to the availability of WebMD’s technical staff and shall be billed at WebMD’s then current time and material rates plus out-of-pocket expenses, and subject to such other terms and conditions which may be agreed upon in writing by the parties before such services are performed.

4.7 Any optional enhancements, modifications, features, modules or products that may from time to time be announced by WebMD with respect to the WebMD Services will be offered to Vendor and, if Vendor elects to utilize such enhancements, modifications, features, modules or products, Vendor shall pay the fee, if any, imposed by WebMD therefor.

4.8 Vendor shall be responsible for any taxes or charges however called, including but not limited to any registration fees, assessments, sales, use, personal property, ad valorem, stamp, documentary, excise, telecommunications, and other taxes (excluding any taxes imposed on WebMD’s income) imposed by any federal, state, or local government or regulatory authority with respect to the performance of services or delivery of products or materials by WebMD pursuant to this Agreement, whether such is imposed now or later by the applicable authority, even if such imposition occurs after the receipt or use by Vendor of the applicable service, product or material, the invoicing by WebMD for the applicable service, product or material, or the termination of this Agreement.

5. WebMD Obligations

5.1 WebMD shall operate the WebMD Services in accordance with the Specifications applicable to each of the WebMD Services, and the WebMD Services shall be available to Vendor and Vendor’s Customers during the hours designated in the Specifications. WebMD may change the hours of such availability with reasonable advanced notice if such change is applicable to all entities participating in WebMD Services in like manner as Vendor with substantially equivalent or greater Transaction volume as Vendor.

5.2 WebMD shall provide Vendor and Vendor’s Customers a local telephone number or alternative toll free number for access by Vendor and Vendor’s Customers (on a dial-up telecommunications basis) to the WebMD central processing facility for use of the WebMD Services.

5.3 WebMD shall provide reasonable ongoing technical support through telephone consultations with respect to the WebMD Services and shall provide a local or toll free telephone number for access to WebMD’s technical support facility for this purpose. In addition, if determined to be necessary by WebMD, WebMD shall provide on site visits to Vendor to assist the use by Vendor or Vendor’s Customers of the WebMD Services. WebMD shall not charge for such visits unless the visit is requested by Vendor and not determined to be necessary by WebMD, in which case such visits shall be subject to the availability of

WebMD’s support staff and may be charged to Vendor at WebMD’s then time and material rates for such support plus out-of-pocket expenses.

5.4 WebMD shall perform, at its election, automated data checks of the data submitted through the WebMD Services for completeness, logic, and satisfaction of statistical requirements. Vendor acknowledges any Transactions not in compliance with such requirements will be rejected.

6. Vendor Obligations

6.1 Vendor shall pay WebMD the fees and charges due hereunder in a timely fashion as required by this Agreement.

6.2 If Vendor or Vendor’s Customers transmit Transactions through the WebMD Products, Vendor shall cause such use to be only through the version(s) of such WebMD Products authorized for such use and only in accordance with the requirements and procedures applicable to the use of such WebMD Products for such purposes. If Vendor’s Customers transmit Transactions through Vendor’s System, (a) Vendor shall cause such use to be in accordance with the procedures, data element standards, formats, codes, protocols and edits set forth in the then relevant Specifications for such WebMD Services; and (b) Vendor shall conform Vendor’s System to changes in such Specifications resulting from any non-optional change, feature, enhancement, product or module of the WebMD Services furnished without charge by WebMD within the number of days which WebMD shall designate in the notice regarding such change.

6.3 Vendor’s System and services shall enable all Transactions of Vendor’s Customers to be submitted through the WebMD Services and enable all of Vendor’s Customers to receive all reports furnished by such WebMD Services.

6.4 Vendor shall furnish to each of Vendor’s Customers the training and support, including retraining and all necessary information, that may be reasonably necessary or appropriate to enable assigned employees of Vendor’s Customers to submit timely, complete and error-free transmissions of Transactions through the WebMD Services in accordance with the then applicable Specifications and training on how to retrieve and interpret the WebMD output reports, and shall require each of Vendor’s Customers to comply with WebMD procedures to secure any authorizations then required by WebMD, applicable law, or industry practice in connection with its transmission process, and to maintain Transaction data transmitted through the WebMD Services and afford Payers access thereto in accordance with procedures then required by WebMD, applicable law, or industry practice.

6.5 Vendor agrees to a WebMD Services rejected Transaction rate of three percent (3%) or less with respect to all Transactions submitted by Vendor’s Customers to the WebMD Services within ninety (90) days after the first date Vendor or any of Vendor’s Customers begins to submit Transactions to the WebMD Services hereunder. A rejected Transaction for this purpose shall mean a Transaction, which fails to be transmitted through the WebMD Services as a result of a failure to comply with the requirements of Section 6.2 hereof. If within thirty (30) days following WebMD’s notice to Vendor of its excessive rejected Transaction rate, such

Transaction rate is not brought to three percent (3%) or less, WebMD shall have the right to charge Vendor thereafter a standard Per Transaction Fee for each rejected WebMD Non-Participating Payer Transaction and twenty-five cents ($0.25) for each rejected WebMD Participating Payer Transaction of Vendor’s Customers in excess of three percent (3%) for any month.

6.6 Except for the limited circumstance set forth below, Vendor shall not permit Vendor’s Customers to use the WebMD Services or WebMD Products unless such Vendor’s Customer has executed, maintains, and uses such WebMD Services and WebMD Products pursuant to the terms of a separate written agreement between Vendor and such Vendor’s Customer (a “Vendor’s Customer Agreement”), which shall contain no greater use rights and no less obligations of Vendor’s Customer than as set forth in the then current WebMD Customer Agreement (an “WebMD Customer Agreement”). In the event that the use of the WebMD Services by any of Vendor’s Customers is limited to the submission of claims to WebMD Participating Payers through Vendor’s System, Vendor may, with WebMD’s written permission, enable such Vendor’s Customer to use the WebMD Services hereunder without a separate agreement between Vendor or WebMD and such Vendor’s Customer. In either event, Vendor shall be responsible for and indemnify and hold WebMD harmless from any and all losses, damage and expense (including legal fees and expenses) incurred by WebMD as a result of (a) the misuse by such Vendor’s Customer of the WebMD Services, (b) violation by such Vendor’s Customer of any of the terms and conditions set forth in the then applicable Vendor’s Customer Agreement, and (c) claims by such Vendor’s Customer of liability asserted against WebMD which exceed the limits of liability set forth in the WebMD Customer Agreement.

6.7 Vendor shall, and shall cause Vendor’s Customers to adhere to, rules and regulations as required by governmental agencies having jurisdiction including the department of Health and Human Services (“HHS”). Vendor and Vendor’s Customers shall provide all supporting documents requested by WebMD necessary to comply with said rules and regulations including the Electronic Funds Transfer Act, Regulation Z, Regulation E and the Federal Truth-in-Lending Act. In furtherance hereof, WebMD is required to pass on and/or obtain the following covenants from Vender and Vendor’s Customers: (a) access to eligibility information shall be restricted to the sole purpose of verification of Medicaid eligibility where the recipient has requested Medicaid payment for medical services; (b) verification of eligibility under the system is not a guarantee of payment and the records as to the recipient’s eligibility status shall be final authority; (c) Vendor and Vendor’s Customer indemnifies and holds harmless each State, its agents and employees, from any and all claims by such Vendor’s Customer or any recipient who is aggrieved by the actions of any party hereunder; and (d) Vendor and Vendor’s Customer agrees to abide by the Federal and State regulations regarding confidentiality of information.

6.8 Vendor shall make its operations, methods, documentation and appropriate personnel accessible to WebMD, as WebMD may reasonably require, to enable WebMD to confirm Vendor’s and Vendor’s Customers’ compliance with Vendor’s and Vendor’s Customers’ obligations and the WebMD Services provided pursuant to this Agreement, and Vendor shall be solely responsible for acquiring, operating, and maintaining all hardware and software with respect to Vendor’s and Vendor’s Customers’ use of the WebMD Services. WebMD shall have no responsibility for any costs incurred in connection with modifications or enhancements to Vendor’s System necessary for implementing Vendor’s and Vendor’s Customers’ interface with the WebMD Services or in connection with Vendor’s and Vendor’s Customers’ use of the WebMD Services.

7. Proprietary Rights and Confidentiality

7.1 Vendor acknowledges and agrees that the WebMD Products, WebMD Materials, WebMD Services, and all intellectual property rights (including, without limitation, copyright, patent, trade secrets, confidential information rights, and moral rights) derived or devolving from the WebMD Products, WebMD Materials or the performance of the WebMD Services, and all derivative works of the WebMD Products, WebMD Materials, WebMD Services, and such intellectual property rights (including, without limitation, data compilations, abstracts, and aggregations and statistical summaries), and all information regarding the foregoing (including but not limited to technology and know-how information) and all copies of the foregoing, regardless of by whom prepared, are owned by and are valuable, special and unique assets of WebMD’s business and may be provided to third parties by WebMD and its Affiliates consistent with law. Vendor further expressly acknowledges and agrees that the foregoing are the confidential property and trade secrets of WebMD and “Confidential Information” of WebMD subject to Section 7.2 of this Agreement, whether or not any portion thereof is or may be validly trademarked, copyrighted or patented. All proprietary rights in and to the foregoing shall remain vested in WebMD or its licensor, except for the limited license rights granted Vendor or Vendor’s Customers pursuant to this Agreement. Vendor will make no attempt to ascertain the circuit diagrams, source code, schematics, logic diagrams, components, operation of, or otherwise attempt to decompile or reverse engineer, any portion of the WebMD Products. Except as specifically authorized by WebMD in writing, Vendor may not copy any portion of the WebMD Products, WebMD Materials, or modify or transfer the WebMD Products or WebMD Materials, or any copy or merged portion thereof, in whole or in part, or prepare any derivative works of the WebMD Products or WebMD Materials. Vendor shall cooperate with WebMD in any claim or litigation against third parties that WebMD may determine to be appropriate to enforce its property rights respecting WebMD Products, WebMD Materials, and/or WebMD Services. The breach or threatened breach by Vendor of any provision of this Article 7 will subject Vendor, at WebMD’s option, to the immediate termination of all Vendor’s rights hereunder, and WebMD shall be entitled to an injunction restraining such breach without limiting WebMD’s other remedies for such breach or threatened breach, including recovery of damages from Vendor.

7.2 Each party shall retain in confidence and not disclose to any other person, except in confidence and in accordance with this Section 7.2, the terms of this Agreement (including but not limited to the pricing of fees and payments provided for in this Agreement), and any and all confidential or proprietary information and materials of the other party. All of the foregoing are hereinafter referred to as “Confidential Information”; provided, however, Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a wrongful disclosure by the recipient, (b) was in the recipient’s possession and not known to be the Confidential Information of the other party prior to its disclosure to the recipient by the other party, (c) was independently developed by the recipient, or (d) was disclosed by another entity without restriction and where neither party is aware of any violation of the confidential information rights of the other party. Confidential Information of the other party shall not be disclosed, in whole or in part, to any person other than in confidence to one for whom such knowledge is reasonably necessary for purposes of this Agreement and then only to the degree such disclosure is so necessary and only if the recipient has agreed in writing to maintain the confidentiality of such information. Confidential Information shall be protected by each party in a manner which shall be no less protective than the standard of care which such party then uses to protect its own similar Confidential Information, but in no event shall such standard be less than is reasonably adequate to protect such Confidential Information. The parties shall take all appropriate action by instruction, written agreement or otherwise to satisfy their obligations with respect to the use, copying, confidentiality, protection and security of the other party’s Confidential Information. This provision shall survive the termination or expiration of this Agreement.

7.3 All media releases, public announcements or other public disclosures by Vendor or its employees or agents relating to this Agreement or its subject matter, including without limitation, promotional or marketing material, shall be coordinated with and approved by a WebMD officer prior to release, but this restriction shall not apply to any disclosure solely for internal distribution by Vendor or any disclosure required by legal, accounting or regulatory requirements.

8. Representations and Warranties

WebMD represents and warrants that WebMD Services and WebMD Products provided hereunder shall conform to the applicable WebMD Specifications in all material respects. In the event that a documented and reproducible flaw inconsistent with this warranty is discovered, WebMD’s sole responsibility shall be to use commercially reasonable efforts to correct such flaw in a timely manner. This warranty does not apply to any media or documentation which has been subjected to damage or abuse or to any claim resulting, in whole or in part, from changes in the operating characteristics of computer hardware or computer operating systems made after the release of the applicable WebMD Product or WebMD Service, or which result from problems in the interaction of WebMD Services with non-WebMD software or equipment, or from a breach by Vendor of any of its obligations hereunder.

9. Limitations of Liability

9.1 WEBMD’S ONLY REPRESENTATIONS AND WARRANTIES ARE THOSE SET FORTH IN ARTICLE 8 OF THIS AGREEMENT, AND WEBMD EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. WEBMD DOES NOT GUARANTEE THE PAYMENT OR THE TIMING OF PAYMENT OF ANY CLAIMS SUBMITTED THROUGH THE WEBMD SERVICES. PAYMENT REMAINS THE RESPONSIBILITY OF THE PARTICULAR PAYER OF HEALTH CARE SERVICES AND/OR SUPPLIER TO WHICH THE VENDOR OR VENDOR’S CUSTOMER IS SUBMITTING. IN NO EVENT SHALL WEBMD BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES EVEN IF WEBMD HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WEBMD’S AGGREGATE LIABILITY TO VENDOR AND VENDOR’S CUSTOMERS UNDER THIS AGREEMENT AND WITH RESPECT TO WEBMD SERVICES, WEBMD PRODUCTS AND WEBMD MATERIALS

FURNISHED HEREUNDER (WHETHER UNDER CONTRACT, TORT OR ANY OTHER THEORY OF LAW OR EQUITY) SHALL NOT EXCEED, UNDER ANY CIRCUMSTANCES, THE LESSER OF (A) THE PRICE PAID BY VENDOR TO WEBMD FOR THE PARTICULAR WEBMD SERVICES, WEBMD PRODUCTS AND/OR WEBMD MATERIALS DURING THE ONE YEAR PRECEDING VENDOR’S CLAIM; OR (B) $10,000. THE FOREGOING LIMITATION OF LIABILITY REPRESENTS THE ALLOCATION OF RISK OF FAILURE BETWEEN THE PARTIES AS REFLECTED IN THE PRICING HEREUNDER AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

9.2 In the event information to be transmitted through the WebMD Services is not transmitted by WebMD or is not accurately transmitted as a result of WebMD’s failure to perform the WebMD Services in accordance with the terms of this Agreement and such failure results in damage to Vendor or Vendor’s Customer, then WebMD’s sole obligation and liability to Vendor and Vendor’s Customer for such event (subject to reasonable mitigation by Vendor and Vendor’s Customer) shall be limited to furnishing credits on subsequent invoices from WebMD to Vendor or Vendor’s Customer in an aggregate amount equal to the actual damages incurred for reconstructing or retransmitting the data, including reasonable out-of-pocket expenses which Vendor or Vendor’s Customer can demonstrate it has sustained and which are directly attributable to such failure. Any claim against WebMD by Vendor must be asserted in writing within sixty (60) days after WebMD should have transmitted information received from a Vendor’s Customer or the transmission of inaccurate information on which the claim is based, whichever is applicable. Vendor hereby agrees to promptly supply to WebMD documentation reasonably requested by WebMD to support any claim of Vendor. THE FOREGOING STATES THE ENTIRE LIABILITY OF WEBMD WITH RESPECT TO CLAIMS THAT INFORMATION WAS NOT TRANSMITTED OR WAS TRANSMITTED INACCURATELY BY WEBMD AND SUCH LIABILITY IS FURTHER LIMITED BY THE LIMITATIONS OF LIABILITY APPEARING IN SECTION 9.1 ABOVE.

9.3 WebMD shall indemnify and hold Vendor harmless from any claim by a third party and, at its own expense, shall defend any action brought or threatened against Vendor to the extent that such claim, threat or action is based on a claim that any portion of the WebMD Products or WebMD Materials as furnished by WebMD hereunder infringes upon a United States copyright, patent or trade secret right of another entity. In the event of such a claim, threat or action, WebMD shall, without additional cost to Vendor, take one of the following actions in WebMD’s discretion: (a) make the offending portion of the WebMD Products and/or WebMD Materials non-infringing; (b) replace the offending portion of the WebMD Products with a functionally equivalent item; or (c) terminate Vendor’s right to use WebMD Products and/or WebMD Materials and refund to Vendor (or the applicable Vendor Customer) all amounts paid by Vendor or Vendor’s Customer for the applicable WebMD Products and/or WebMD Materials involved during the one year preceding WebMD’s refund. Subject to the foregoing, Vendor and each Vendor’s Customer shall cease using any such WebMD Products and/or WebMD Materials if so directed by WebMD. WebMD’s obligations under this Section 9.3 are subject to (x) Vendor giving prompt notice to WebMD of such action, claim or threat and all applicable information in Vendor’s possession with respect thereto; (y) Vendor giving reasonable assistance at WebMD’s expense in connection therewith; and (z) WebMD’s sole authority to control, defend, and settle the matter.

THE FOREGOING STATES THE ENTIRE LIABILITY OF WEBMD WITH RESPECT TO ANY CLAIMS OF PROPRIETARY RIGHTS INFRINGEMENT BY WEBMD PRODUCTS AND WEBMD MATERIALS AND SUCH LIABILITY IS FURTHER LIMITED BY THE LIMITATIONS OF LIABILITY APPEARING IN SECTION 9.1 ABOVE.

9.4 Neither party will be responsible for delays or failures in performance resulting from acts or events beyond its control, including but not limited to, acts of nature, governmental actions, fire, labor difficulties or shortages, civil disturbances, transportation problems, interruptions of power, supply or communications or natural disasters, provided such party takes reasonable efforts to minimize the effect of such acts or events.

10. Term and Rights Upon Termination

10.1 Except as otherwise expressly set forth in this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year. Thereafter, this Agreement shall then automatically renew for additional one (1) year terms unless either party gives notice to the other at least sixty (60) days before the end of the next expiration date of its decision not to renew this Agreement.

10.2 Notwithstanding the foregoing, WebMD may terminate this Agreement without cause by providing Vendor twenty (20) days written notice. Further notwithstanding the foregoing, either party shall have the right to terminate this Agreement upon notice that the other party has committed a material breach of its obligations under this Agreement and has failed to cure such breach (or, if not reasonably curable within thirty (30) days, has failed to begin and continue to work diligently and in good faith to cure such breach) within thirty (30) days of notice by the other party of such breach. Furthermore, either party shall have the right to terminate this Agreement immediately upon notice in the event that the other party ceases to conduct its business in the ordinary course, becomes legally insolvent, makes a general assignment of its assets for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under the bankruptcy laws of any applicable jurisdiction. WebMD also shall have the additional right to terminate any specific WebMD Service and/or WebMD Product upon reasonable advanced notice by WebMD to Vendor that WebMD is no longer offering or providing support for the applicable WebMD Service and/or WebMD Product.

10.3 Failure by Vendor to fully satisfy any of its obligations with respect to any specific WebMD Service and/or WebMD Product shall give WebMD the right to terminate the use by Vendor of such WebMD Service and/or WebMD Product and to maintain the rest of this Agreement in full force and effect with respect to the other WebMD Services and/or WebMD Products. This provision, however, does not limit WebMD’s right to treat such failure as the basis for termination of this Agreement in whole or to exercise any other right or remedy which WebMD may have as a result of such failure.

10.4 Upon termination or expiration of this Agreement or any specific WebMD Service and/or WebMD Product for any reason, Vendor shall promptly cease all use of the affected WebMD Service(s) and/or WebMD Product(s) and cause Vendor’s Customer to do likewise, pay to WebMD all outstanding fees and charges due WebMD hereunder with respect to the terminated

WebMD Service(s) and/or WebMD Product(s), and, at Vendor’s expense, cause to be returned to WebMD all WebMD Products and WebMD Materials pertaining to the terminated WebMD Service(s) and/or WebMD Products.

11. Non-Aggregation

11.1 Without the prior written consent of WebMD granted on or after the Effective Date hereof, Vendor shall not submit any Transaction through the WebMD Services which is not a Direct Transaction; provided, that, WebMD may grant or withhold such consent in its sole discretion and, further provided, that any such consent may, at the discretion of WebMD, be conditioned upon the payment by Vendor of a fee with respect to any such Transaction that is not a Direct Transaction.

11.2 The submission of a Transaction in violation of Section 11.1 hereof shall constitute a material breach of this Agreement and, notwithstanding anything to the contrary herein, at any time after the occurrence of any such breath, WebMD shall have the right to terminate this Agreement immediately upon written notice to Vendor and impose additional fees for all Transactions submitted that are not Direct Transactions.

12. Miscellaneous

12.1 The parties shall comply with all applicable laws, and each party shall secure any license, permit or authorization required by law in connection with those aspects of the transmission process for which it is responsible under this Agreement.

12.2 The parties will act as independent contractors and this Agreement does not constitute either party as the agent or partner of the other party. Furthermore, each party represents that it is acting on its behalf and is not acting as an agent for or on behalf of any third party. No provision in this Agreement shall be construed to create any third party beneficiary rights in any Vendor’s Customer or other third party.

12.3 Notices hereunder shall be in writing signed by an officer of the notifying party, and delivered personally or sent by registered or certified mail, charges prepaid, facsimile transmission or overnight courier service to the address noted on the signatory page of this Agreement (or to such other address as the recipient may have previously designated by notice), and will be deemed given when so delivered or four days after the date of mailing, whichever occurs first, or upon electronic confirmation of delivery via facsimile transmission. Notwithstanding the foregoing, notices relating to late payments may be sent by regular mail.

12.4 Vendor shall not assign, sell or otherwise transfer this Agreement or any rights hereunder without the express prior written consent of WebMD, which such consent shall not be unreasonably withheld. An assignment hereunder shall be deemed to include the transfer of control or a majority equity ownership of Vendor and/or any aspect of Vendor’s business that is competitive with any aspect of WebMD’s transaction services business (“Related Business”). Without limiting the foregoing, WebMD may terminate this Agreement in its sole discretion, if Vendor merges or consolidates with, or transfers control or ownership of a Related Business or substantial assets of Vendor to, a WebMD Competitor effective immediately upon notice to Vendor. Further, any purported assignment or transfer in violation of this Section 12.4 shall be null and void, and shall entitle WebMD to terminate this Agreement immediately upon notice to Vendor. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Affiliates, successors and assigns.

12.5 No representations have been made to induce either party to enter into this Agreement except for the representations explicitly stated in this Agreement. This Agreement supersedes all prior or contemporaneous written or oral agreements or expressions of intent or understanding between the parties and their respective Affiliates and is the entire agreement between the parties with respect to its subject matter. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way. All terms, conditions or provisions which may appear on any purchase or sales order or invoice issued pursuant to this Agreement, to the extent inconsistent with the terms and conditions of this Agreement, shall be of no force or effect, notwithstanding the fact that such order or invoice may have been executed subsequent to the date of this Agreement, and, in any event, preprinted terms of any such order or invoice shall have no force or effect.

12.6 This Agreement cannot be terminated (other than as set forth herein) or changed except pursuant to a writing signed by an authorized officer of WebMD and an authorized officer of Vendor. No waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by an authorized officer of the party charged with such waiver and any such waiver shall be strictly limited to the terms of such writing.

12.7 In the event of a breach of any provision of this Agreement by either party, the other party, in addition to any other remedy it may have, shall be entitled to recover reasonable attorneys’ fees and expenses incurred as a result of such breach.

12.8 This Agreement is governed by the laws of the State of Tennessee both as to interpretation and enforcement, without regard to the conflicts of law principles of that State.

IN WITNESS HEREOF, WebMD AND VENDOR, INTENDING TO BE LEGALLY BOUND, HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR AUTHORIZED REPRESENTATIVES AS OF THE DATE SET FORTH BELOW. UNTIL SIGNED BY A DULY AUTHORIZED ENVOY CORPORATION OFFICER, THIS AGREEMENT SHALL CONSTITUTE AN OFFER BY VENDOR.

MD TECHNOLOGIES, INC.

(VENDOR)

Address:  620 Florida Street, Suite 200

Baton Rouge, LA 70801

Name (Print): William D. Davis

Signature: /s/ William D. Davis

Title: CEO

Date: 1/29/04

Federal Tax ID #: 72-1491921

ENVOY CORPORATION d/b/a

WebMD ENVOY

Address:  26 Century Boulevard, 6th Floor

One Century Place, Suite 601

Nashville, TN 37214

Name (Print): Lowell Stokes

Signature: /s/ Lowell Stokes

Title: VP – Assistant General Counsel

Date: 2/17/04

Exhibit A

WebMD VENDOR AGREEMENT FEES

I.	ANNUAL SERVICE FEE

All Payer Claims (Professional)

A.	FIRST YEAR	$3,599

B.	SUBSEQUENT YEARS	Waived

II.	PER TRANSACTION FEES

A.	Participating Payer Transactions	No Charge

B.	Non Participating Payer Transactions	See Below

Figure NP-1*		IV. Non-Participating Payer Pricing**
Non Par Tier	Total Monthly Non-Participating Payer Volume	Batch Claims
1	1-25,000	$0.15
2	25,001-100,000	$0.14
3	100,001-250,000	$0.13
4	250,001-500,000	$0.12
5	500,001-1,000,000	$0.11
6	1,000,001+	$0.10

* All transactions of a particular type will be priced at the lowest price based on the total volume achieved for that transaction type each month. The separate transaction types are: Batch Claims, Real Time Transactions, ERA for Claims sent through WebMD, ERA for Claims not sent through Web MD and Print and Mail Claims. Each separate transaction type is calculated separately for the purposes of determining the Total Monthly Non-Par Volume.

* Plus payer Pass-through charges, if any.

The definition of terms appearing in the Agreement shall apply to such terms as used in this Exhibit. By signing below, the parties agree to all of the terms and conditions set forth above.

MD TECHNOLOGIES, INC. (VENDOR) Name: William D. Davis By: /s/ William D. Davis Title: CEO Date: 1/29/04	ENVOY CORPORATION d/b/a WebMD ENVOY Name: Lowell Stokes By: /s/ Lowell Stokes Title: VP – Assistant General Counsel Date: 2/17/04